Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of First Light Acquisition Group, Inc. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: February 11, 2022

FIRST LIGHT ACQUISITION GROUP, LLC

By: /s/ William J. Weber
Name: William J. Weber
Title: Manager

FLAG SPONSOR MANAGER, LLC

By: /s/ William J. Weber
Name: William J. Weber
Title: Sole Member

By: /s/ William J. Weber
Name: William J. Weber
Title: Chief Executive Officer, President, Chairman